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                                                                  Exhibit 10.16

                                   AMENDMENT NO. 3
                                          TO
                       EXECUTIVE SALARY CONTINUATION AGREEMENT



This Amendment No. 3 to the Executive Salary Continuation Agreement ("Amended Agreement") is made and entered into as of this __th day of May, 1999 by and between The Bank of Hemet, a California banking corporation (the "Employer") and James B. Jaqua, an individual residing in the State of California (hereinafter referred to as "Executive").


                              RECITALS AND UNDERTAKINGS

A. WHEREAS, the Executive is an employee of the Employer and is serving as its President and Chief Executive Officer;

B. WHEREAS, the Executive's experience and knowledge of the affairs of the Employer and the banking industry are extensive and valuable;

C. WHEREAS, the Employer has provided Executive with certain salary continuation benefits as set forth in the Salary Continuation Agreement ("Agreement") between Employer and Executive dated March 21, 1995; as amended on July 16, 1998 and July 29, 1998; and

D. WHEREAS, Employer and Executive desire to adopt a specific payment amount for the proposed acquisition of Employer by Pacific Community Banking Group.

NOW, THEREFORE, the parties hereto agree to amend the Agreement as follows:

1.   Section 5.2 is amended and shall read in the entirety as follows:

     5.2 TERMINATION IN A SALE OF BUSINESS. In the event there is a Sale of Business, the Executive shall be entitled to be paid in a lump sum the present value (using the annual discount rate equal to the annual interest rate of a ten year treasury bond) of the Annual Benefit for a period of fifteen (15) years with the Applicable Percentage being 100% to be paid on the first day of each month, beginning with the month following the month in which the Executive for any reason terminates employment with Employer or a successor of Employer after a Sale of Business.

          The annual interest rate of a ten year treasury bond will be the yield on the 10 Year Treasury Note as shown in the "Morning Economic Notes" provided daily to Employer by Paine Webber on the date of the Sale of Business. In the event this source is no longer available on the date of the Sale of Business, then the source of the rate will be selected by mutual agreement of the Employer and Executive.

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          The payment of the lump sum will be made to the Executive by the
          Employer via wire transfer to the Executive's choice of bank account as soon as practicable after the earlier of a) the Sale of Business (assuming the Executive's termination date has been contractually or officially established by the Employer), or b) the effective date of the Executive's termination by Employer or a successor of Employer after a Sale of Business.

          Notwithstanding the calculation provided for in the foregoing paragraphs of this Section 5.2, in the event the Bank is acquired by Pacific Community Banking Group the amount of the lump sum payment required by this Section 5.2 shall be $484,000.

2. Except as amended hereby, the provisions of the Agreement remain in full force and effect and the enforceability thereof is not affected by this Amended Agreement.

IN WITNESS WHEREOF, the parties to this Amended Agreement have duly executed this Amended Agreement as of the day and year first above written.

                              THE BANK OF HEMET



                              By:_________________________________________
                                    John J. McDonough, Chairman



                              JAMES B. JAQUA




                              ____________________________________________



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